Exhibit 3.197

WK-255582 Certificate of Registration By Way of Continuation I, MELANIE E. RIVERS-WOODS Assistant Registrar of Companies in and for the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by RDC Arabia Drilling, Inc. an Exempted Company registered by way of continuation in the Cayman Islands with Limited Liability with effect from 2nd day of May Two Thousand Eleven Given under my hand and Seal at George Town in the Island of Grand Cayman this 2nd day of May Two Thousand Eleven Assistant Registrar of Companies, Cayman Islands.